EXHIBIT 99.1

NEWS RELEASE
FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215
www.glimcher.com
Mark E. Yale	Carolee J. Oertel
Sr. V.P.,CFO	Mgr., Investor Relations
(614) 887-5610	(614) 887-5613
myale@glimcher.com	coertel@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, April 26, 2006

GLIMCHER REPORTS FIRST QUARTER 2006 RESULTS

•	FFO per share growth of 16% over the first quarter of 2005

•	Average mall store sales increased to $339 per square foot

•	Debt-to-market capitalization improved to below 55% as of March 31, 2006

COLUMBUS, OH - April 26 - Glimcher Realty Trust, (NYSE: GRT), today announced financial results for the first quarter ended March 31, 2006. A description and reconciliation of non-GAAP financial metrics is contained in a later section of this press release and references to per share amounts are based on diluted common shares.

Net income available to common shareholders in the first quarter of 2006 was $4.0 million, or $0.11 per share, as compared to $1.4 million, or $0.04 per share, in the first quarter of 2005. Funds From Operations (“FFO”) in the first quarter of 2006 was $23.1 million, compared to $19.9 million in the first quarter of 2005. On a per share basis, FFO for the first quarter of 2006 was $0.58 per share compared to the 2005 first quarter of $0.50 per share.

“We are pleased with the start of the fiscal year,” stated Michael P. Glimcher, CEO and President. “Our financial performance was on target and we continue working on our strategy to upgrade the quality of our real estate portfolio.”

Summary of Financial Results
(unaudited, dollars in thousands except per share amounts)
	Three Months Ended March 31,
	2006	2005	% Change
Revenues	$83,859	$79,573	5.4%
Net income available to common shareholders	$3,984	$1,437	177.2%
Earnings per share	$0.11	$0.04	175.0%
FFO	$23,070	$19,909	15.9%
FFO per share	$0.58	$0.50	16.0%

Highlights

•
Total revenues of $83.9 million in the first quarter of 2006 were 5.4% greater than total revenues for the first quarter of 2005. This increase was driven by higher lease termination income and same mall revenues along with additional revenues from the Tulsa Promenade acquisition for the period of direct ownership during the first quarter.

•
Net income available to common shareholders for the first quarter increased $2.5 million compared to the first quarter of 2005. A $1.7 million gain on the sale of several properties during the quarter, a decrease in general and administrative expenses of $2.1 million and contributions from recent acquisitions more than offset increases in interest expense and real estate depreciation and amortization.

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•
Same mall net operating income for the first quarter of 2006 decreased by approximately 0.5% over net operating income for the first quarter of 2005. Increases in minimum rents were offset by a decline in tenant reimbursement rates.

•
Same mall store average rents were $25.21 per square foot at March 31, 2006, an increase of 2.8% from the $24.53 per square foot at March 31, 2005. Same mall store occupancy at March 31, 2006 was 87.3% compared to 87.4% at March 31, 2005.

•
Average retail sales for mall stores at our wholly owned properties increased 2.4% to $339 per square foot for the twelve months ending March 31, 2006 compared to $331 per square foot at March 31, 2005.

•
Debt-to-total-market capitalization at March 31, 2006 (including the Company’s pro-rata share of joint venture debt) was 54.2% based on the common share closing price of $28.40, compared to 56.9% at December 31, 2005 based on the common share closing price of $24.32. Fixed rate debt represented approximately 84% of the Company’s total outstanding borrowings at March 31, 2006.

•
On January 17, 2006, the Company acquired Tulsa Promenade located in Tulsa, Oklahoma for $58.3 million. The Company subsequently transferred the property in March into its joint venture with Oxford Properties Group.

•
The Company sold four properties during the first quarter of 2006 (Ayden Plaza located in Ayden NC, Pea Ridge Plaza located in Huntington, WV, Scott Town Plaza located in Bloomsburg, PA and Lowes Marion located in Marion, OH) generating total proceeds of approximately $13 million. After these transactions, the Company has 7 remaining community centers.

Outlook

The Company estimates 2006 earnings per share to be in the range of $0.51 to $0.57 and FFO per share to be in the range of $2.45 to $2.51. The guidance assumes the sale of approximately $12 million of community centers during the second quarter of 2006. All other significant assumptions detailed in previous guidance remain the same.

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2006 follows:

	Low End	High End
Estimated Earnings per share	$0.51	$0.57
Add: Real estate depreciation and amortization*	1.98	1.98
Less: Gain on sales of properties	(0.04)	(0.04)
Estimated FFO per share	$2.45	$2.51

For the second quarter of 2006, the Company estimates earnings per share to be in the range of $0.05 to $0.08 per share and FFO per share to be in the range of $0.54 to $0.57 per share. A reconciliation of the range of estimated FFO per share for the second quarter of 2006 follows:

	Low End	High End
Estimated Earnings per share	$0.05	$0.08
Add: Real estate depreciation and amortization*	0.49	0.49
Estimated FFO per share	$0.54	$0.57

* wholly owned and pro rata share of joint ventures

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (loss) (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. Reconciliations of non-GAAP financial measures to net income available to common shareholders are included in the Operating Results, found in the financial table section of this press release.

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Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straightline adjustments of minimum rents, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT’s definition.

First Quarter Conference Call

Glimcher’s first quarter investor conference call is scheduled for 11 a.m. ET on Thursday, April 27, 2006. Those wishing to join this call may do so by calling (888) 879-9207. This call also will be simulcast and available over the Internet via the web site www.glimcher.com on April 27, 2006 and continue through May 12, 2006. Supplemental information about the first quarter operating results is available on the Company’s web site or at www.sec.gov or by calling (614) 887-5613.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls. At March 31, 2006, the Company’s mall portfolio, including assets held through our strategic joint venture, consisted of 26 properties located in 16 states with gross leasable area totaling approximately 23.7 million square feet. The community center and single tenant portfolio is comprised of seven properties representing approximately 1.5 million square feet. Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to economic and market conditions, competition, tenant bankruptcies, bankruptcies of joint venture partners, the failure to increase mall store occupancy and same mall net operating income, rejection of leases by tenants in bankruptcy, financing and development risks, the failure to upgrade our tenant mix, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, loss of key personnel, possible restrictions on our ability to operate or dispose of any partially-owned properties, failure of the Company to qualify as a real estate investment trust (“REIT”), termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues, the failure to achieve net income or FFO for 2006 set forth in this press release as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

Financial Tables to follow

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Glimcher Realty Trust
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended March 31,
Statement of Operations	2006		2005

Total revenues	$83,859		$79,573
Total expenses	55,545		53,953
Operating income	28,314		25,620
Interest expense, net	23,052		20,677
Equity in income of unconsolidated entities, net	593		-
Income before minority interest in operating partnership
and discontinued operations	5,855		4,943

Minority interest in operating partnership	337		136
Income from continuing operations	5,518		4,807
Discontinued operations:
Gain (loss) on sale of properties	1,717		(30)
Income from operations	1,108		1,019
Net income	8,343		5,796
Less: Preferred stock dividends	4,359		4,359
Net income available to common shareholders	$3,984		$1,437

Reconciliation of Net Income Available to Common		Per Diluted		Per Diluted
Shareholders to Funds From Operations		Common Share		Common Share

Net income available to common shareholders	$3,984		$1,437
Minority interest in operating partnership	337		136
	4,321	$0.11	1,573	$0.04
Real estate depreciation and amortization	19,513	$0.49	18,306	$0.46
Equity in income of unconsolidated entities	(593)	$(0.02)	-	$-
Pro-rata share of joint venture funds from operations	1,546	$0.04	-	$-
(Gain) loss on sale of properties	(1,717)	$(0.04)	30	$0.00
Funds From Operations	$23,070	$0.58	$19,909	$0.50

Weighted average common shares outstanding - basic	36,499		35,713
Weighted average common shares outstanding - diluted	40,038		39,703

Earnings per Share

Net income available to common shareholders before
discontinued operations per common share	$0.04		$0.02
Discontinued operations per common share	$0.07		$0.03
Earnings per common share	$0.11		$0.04

Net income available to common shareholders before
discontinued operations per diluted common share	$0.04		$0.01
Discontinued operations per diluted common share	$0.07		$0.02
Earnings per diluted common share	$0.11		$0.04
Funds from operations per diluted common share	$0.58		$0.50

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GLIMCHER REALTY TRUST
Selected Balance Sheet Information
(in thousands, except percentages and base rents)

	March 31,	December 31,
	2006	2005

Investment in real estate, net	$1,879,334	$1,877,059
Total assets	$1,996,336	$1,995,312
Mortgage notes and other notes payable	$1,520,910	$1,501,481
Debt / Market capitalization	53.2%	56.1%
Debt / Market capitalization including pro-rata share of joint ventures	54.2%	56.9%

	March 31,	March 31,
	2006	2005
Occupancy:
Wholly owned Malls:
Mall Anchors	95.0%	91.3%
Mall Stores	87.3%	87.6%
Total Consolidated Mall Portfolio	92.3%	90.0%

Mall Portfolio including Joint Ventures (2):
Mall Anchors	95.5%	91.3%
Mall Stores	86.5%	87.6%
Total Mall Portfolio	92.3%	90.0%

Comparable Occupancy: (1)
Comparable Mall Stores	87.3%	87.4%
Comparable Mall Portfolio	92.3%	90.3%

Average Base Rents:
Wholly owned Malls:
Mall Anchors	$6.19	$6.05
Mall Stores	$25.21	$24.41

Mall Portfolio including Joint Ventures (2):
Mall Anchors	$6.60	$6.05
Mall Stores	$25.25	$24.41

Comparable Average Base Rents (1):
Comparable Mall Anchors	$6.19	$6.05
Comparable Mall Stores	$25.21	$24.53

(1)
Comparable occupancy rates and base rent (total portfolio including joint venture properties) exclude the properties sold after 3/31/2005 from the 3/31/2005 occupancy calculation and those acquired after 3/31/2005 from the 3/31/2006 calculation.

(2)
The Company did not own any properties through joint venture arrangements as of March 31, 2005 and therefore the occupancy and average base rent for wholly owned properties and the total portfolio are the same for that period.

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